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                                                            Exhibit 99.(a)(1)(K)

Reminder...

Whether you accept the Offer to Exchange Outstanding Options or not, you need to make your election, sign the Election Form and deliver the Election Form to my attention for receipt NO LATER THAN 12:00 P.M. PACIFIC DAYLIGHT TIME ON TUESDAY, JUNE 5TH. If you have any questions, please do not hesitate to contact me at adrivon@extensity.com (mailto:adrivon@extensity.com) or by phone at (510) 594-5928.

Ana